Exhibit 1.1

Execution Version

AGENCY AGREEMENT

June 9, 2021

LOGIQ, INC.
85 Broad Street, 16-079

New York, NY

United States

Attention: Brett Suen, Chairman and President

Research Capital Corporation (the “Agent”) understands that Logiq, Inc. (the “Company”) proposes to issue and sell (the “Offering”) at the Time of Closing (as defined below) a minimum of 1,666,667 units of securities of the Company (“Units”), and a maximum of 3,333,333 Units, at a price of $3.00 per Unit (the “Unit Offering Price”), for minimum gross proceeds of $5,000,000 (the “Minimum Offering”) and maximum gross proceeds of $10,000,000 (the “Maximum Offering”) and further that the Company wishes to appoint the Agent as agent for the Offering on an exclusive basis as set forth in this Agreement.

Each Unit will be comprised of one share of common stock in the capital of the Company (each, a “Common Share”, and the Common Share included in a Unit being a “Unit Share”) and one Common Share purchase warrant (each, a “Warrant”), with each whole Warrant entitling the holder thereof to acquire one Common Share (each, a “Warrant Share”) at an exercise price of $3.50 per Warrant Share at any time before the third anniversary of the Closing Date (as defined below) (the “Warrant Expiry Date”). The Warrants will be governed by a warrant indenture (the “Warrant Indenture”) to be entered into on or before the Closing Date between the Company and Odyssey Trust Company. The Units will be immediately separated into Unit Shares and Warrants upon issuance.

In addition, the Company also grants the Agent an option (the “Over-Allotment Option”) exercisable in whole or in part, at the sole discretion of the Agent, at any time up to 30 days following the Closing Date, to purchase from the Company: (i) up to such additional number of Units (the “Over-Allotment Units”) as is equal to 15% of the number of Units sold under the Offering (the “Over-Allotment Number”) at the Unit Offering Price; (ii) up to such number of additional Warrants (the “Over-Allotment Warrants”) as is equal to 15% of the number of Warrants comprising the Units sold under the Offering at $0.4898 per Over-Allotment Warrant; (iii) up to such number of additional Common Shares (the “Over-Allotment Unit Shares”) as is equal to 15% of the number of Common Shares comprising the Units sold under the Offering at $2.5102 per Over-Allotment Unit Share; or (iv) any combination of Over-Allotment Units, Over-Allotment Warrants and Over-Allotment Unit Shares (collectively, the “Over-Allotment Securities”), so long as the aggregate number of Over-Allotment Units, Over-Allotment Warrants and Over-Allotment Unit Shares does not comprise together more than what is included in the Over-Allotment Number of Over-Allotment Units.

The Units and the Over-Allotment Securities are collectively referred to as the “Offered Securities”.

The Offered Securities will be distributed in each of the provinces of Canada except Québec by the Agent pursuant to the Final Prospectus (defined below). All offers and sales of Offered Securities will be made outside the United States and not to, or for the account or benefit of, U.S. Persons in Offshore Transactions in compliance with the exclusion from the registration requirements provided by Rule 903 of Regulation S.

Upon and subject to the terms and conditions set out herein, the Company hereby appoints the Agent, and the Agent agrees, to act as the Company’s exclusive agent and to use their best efforts to solicit subscriptions for the Units. For greater certainty, it is understood that the obligations of the Agent with respect to the sale of the Units will be limited to their best efforts, with no undertaking, express or implied, nor commitment of the Agent to purchase or arrange for the purchase of any Offered Securities, although the Agent may, at its sole discretion, subscribe for and purchase Offered Securities.

In consideration for their services hereunder, the Company agrees to pay to the Agent the commission, fees and other consideration set forth in this Agreement.

The following are the terms and conditions of the agreement between the Company and the Agent:

TERMS AND CONDITIONS

Section 1 Definitions and Principles of Interpretation

(1)	In this Agreement, in addition to the terms defined above in this Agreement (which are intended to apply throughout this Agreement):

“Advisory Fee Units” has the meaning given to it in the Final Prospectus;

“affiliate” has the meaning given to it in section 1.2 of National Instrument 45-106 – Prospectus and Registration Exemptions;

“Agency Fee” has the meaning given to it in Section 14 of this Agreement;

“Agent” has the meaning given to them in the first paragraph of this Agreement;

“Agent’s Counsel” means McCarthy Tétrault LLP;

“Agent Options” has the meaning given to it in Section 14 of this Agreement;

“Agreement” means this agency agreement, as it may be amended modified or supplemented from time to time in accordance with its terms;

“Anti-Money Laundering Law” has the meaning given to it in Section 8(1)(s) of this Agreement;

“Applicable Securities Laws” means, collectively, and as the context may require, (i) all applicable securities Laws of each of the Canadian Offering Jurisdictions, together with the published regulations, rules, rulings and orders made under those securities Laws and forms prescribed thereunder together with all the applicable published policy statements, blanket orders and rulings of multilateral or national instruments and similar instruments issued or adopted by the Securities Commissions; and (ii) the securities Laws of each other relevant jurisdiction together with applicable published policy statements of the Securities Commission of such other relevant jurisdictions;

“Business Day” means any day other than: (i) a Saturday or a Sunday, or (ii) a day on which Canadian chartered banks in Toronto, Ontario are not open for commercial banking business during normal banking hours;

“Canadian Securities Laws” means, collectively, and, as the context may require, Canadian Applicable Securities Laws;

“Claim” has the meaning given to it in Section 16 of this Agreement;

“Closing Date” means June 17, 2021 or such other date(s) as the Company and the Agent may agree upon;

“Closing” means the completion of the issue and sale by the Company of the Offered Securities pursuant to this Agreement;

“Common Shares” has the meaning given to it in the second paragraph of this Agreement;

“Company” has the meaning given to it in the first paragraph of this Agreement;

“Company’s Counsel” means Miller Thomson LLP;

“Company’s U.S. Counsel” means Procopio, Cory, Hargreaves & Savitch LLP;

“Constating Documents” means the articles of incorporation, by-laws and other constating documents of the Company, each as amended or restated from time to time;

“Contract” means any written or oral agreement, indenture, contract, lease, sublease, deed of trust, licence, option, or other legally enforceable obligation of or in favour of the applicable Person;

“distribution” means for the purposes of Canadian Securities Laws or any of them, distribution or distribution to the public, as the case may be;

“EDGAR” means Electronic Data Gathering Analysis and Retrieval System;

“Employee Plans” means any (i) pension, retirement, deferred compensation, savings, profit-sharing, stock option, stock purchase, bonus, incentive, vacation pay, severance pay, supplemental unemployment benefit, employee assistance, death benefit or other employee or post-retirement benefit plan, trust, arrangement, contract, agreement, policy or commitment from which present or former employees, officers and directors, individuals working on contract with the Company or its subsidiaries or individuals providing services to the Company or its subsidiaries of a kind normally performed by employees benefit or have the potential to benefit, or (ii) group or individual insurance policy or coverage (including self-insured coverage) for accident and sickness or life insurance (including any individual insurance policy under which any present or former employee, officer or director of the Company or any of its subsidiaries, as applicable, is the named insured and as to which the Company or any of its subsidiaries makes premium payments, whether or not the Company or any of its subsidiaries is the owner, beneficiary or both of that policy), or other insured or covered expense reimbursement coverage, from which present or former employees, officers or directors of the Company or any of its subsidiaries benefit or have the potential to benefit;

“Environmental Laws” has the meaning given to it in Section 8(1)(r) of this Agreement;

“Financial Information” means (i) the audited annual financial statements of the Company for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018, together with the related auditors’ reports thereon and the notes thereto,(ii) the audited annual financial statements of Push for the fiscal year ended December 31, 2019 with the related auditors’ reports thereon and the notes thereto, and (iii) the proforma financial statements of the Company and Push for the 12 month period ended December 31, 2019, as included in the Offering Documents;

“Governmental Authority” means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; (iii) any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above (including the NEO Exchange and the OTC; or (iv) any arbitrator exercising jurisdiction over the affairs of the applicable person, asset, obligation or other matter;

“including” means including without limitation and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

“Indemnified Party” and “Indemnified Parties” have the meanings given to those terms in Section 16 of this Agreement;

“Intellectual Property” has the meaning given to it in Section 8(1)(q) of this Agreement;

“IT Systems” has the meaning given to it in Section 8(1)(r) of this Agreement;

“Law” means any federal, provincial, state or municipal law, statute, ordinance, regulation, rule, by-law, judgment, decree, order or award of any Governmental Authority of competent jurisdiction;

“Liens” means any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, lien, charge, pledge or security interest, whether fixed or floating, or any assignment, lease, option, right of pre-emption, privilege, encumbrance, easement, hypothec, pledge, title retention agreement, reservation of title, servitude, right of way, restrictive covenant, right of use or any matter capable of registration against title or any other right or claim of any kind or nature whatever which affects ownership or possession of, or title to, any interest in, or the right to use or occupy property or assets;

“marketing materials” has the meaning given in NI 41-101;

“Material Adverse Effect” means the effect resulting from any event or change which has a material and adverse effect on the business, affairs, capital, operations or assets (including assets in which the Company has a direct or indirect economic interest) of the Company, considered on a consolidated basis;

“material change” has the meaning ascribed to such term in NI 51-102;

“material fact” means a material fact for the purposes of Canadian Securities Laws or any of them, or where undefined under the Canadian Securities Laws of an Offering Jurisdiction means a fact that would reasonably be expected to have a significant effect on the market price or value of the Common Shares;

“misrepresentation” has the meaning given to it in Canadian Securities Laws;

“MI 11-102” means Multilateral Instrument 11-102 Passport System;

“NI 41-101” means National Instrument 41-101 General Prospectus Requirements;

“NI 51-102” means National Instrument 51-102 Continuous Disclosure Obligations;

“NI 52-109” means National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings;

“Over-Allotment Number” has the meaning given to it in the third paragraph of this Agreement;

“Over-Allotment Option” has the meaning given to it in the third paragraph of this Agreement;

“Over-Allotment Securities” has the meaning given to it in the third paragraph of this Agreement;

“Offering” has the meaning given to it in the first paragraph of this Agreement;

“Offering Documents” means, collectively, the Preliminary Prospectus, the Final Prospectus, any Prospectus Amendment, and any Supplemental Material;

“Offering Jurisdictions” means the Qualifying Jurisdictions and certain non-Canadian jurisdictions;

“Offered Securities” has the meaning given to it in the fourth paragraph of this Agreement;

“Offshore Transaction” means an “offshore transaction” as that term is defined in Rule 902(h) of Regulation S;

“OTCQX” means the OTCQX tier of the OTC Markets Group;

“Person” or “person” means a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, trust, unincorporated association, joint venture or other entity or authority;

“Personal Data” has the meaning given to it in Section 8(1)(r) of this Agreement;

“Preliminary Prospectus”, and “Final Prospectus” mean, respectively, the preliminary prospectus of the Company dated January 27, 2021, and the (final) prospectus of the Company dated the date hereof, relating to, inter alia, the distribution of the Offered Securities and the Offering;

“Prospectus Amendment” means any amendment to any or all of the Preliminary Prospectus, or the Final Prospectus required to be prepared and filed by the Company under Canadian Securities Laws in connection with the Offering;

“Prospectus” means, collectively, the Preliminary Prospectus and Final Prospectus;

“provide” or “provided”, in the context of sending or making available marketing materials to a potential purchaser of Units, has the meaning given in NI 41-101;

“Push” means Push Holdings, Inc.;

“Purchasers” means the purchasers of the Offered Securities;

“Qualifying Jurisdictions” means, collectively, each of the provinces of Canada except Québec;

“Registration Statement” means the registration statement on Form S-3 (File No.333-248069) filed with and declared effective by the SEC, and, except where the context otherwise requires, such registration statement, as amended when it became effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in the U.S. Prospectus Supplement subsequently filed with the SEC pursuant to Rule 424(b) under the U.S. Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B or 462(b) of the U.S. Securities Act;

“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Commissions” means, collectively, the securities commissions or similar regulatory authorities in each of the Qualifying Jurisdictions and each other relevant jurisdiction and “Securities Commission” means a securities commission or other securities regulatory authority in any one Qualifying Jurisdiction or other relevant jurisdiction, as the context may require;

“SEDAR” means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators;

“Standard Listing Conditions” has the meaning given to it in Section 3(3)(c) of this Agreement;

“subsidiary” has the meaning given to such term under National Instrument 45-106 Prospectus Exemptions;

“Supplementary Material” means, collectively, any Prospectus Amendment, or any amendment or supplemental prospectus or ancillary materials of the Company that may be filed by or on behalf of the Company under Canadian Securities Laws relating to the qualification for distribution of the Offered Securities, but excluding, for greater certainty, any information contained in a confidential information memorandum and any document of the Agent and the Agent’s Counsel;

“template version” has the meaning given in NI 41-101 and includes any revised template version of marketing materials as contemplated in NI 41-101;

“Time of Closing” means 8:00 a.m. (Toronto time) on the applicable Closing Date, or any other time on the applicable Closing Date as may be agreed to by the Company and the Agent, each acting reasonably;

“Unit Offering Price” has the meaning given to it in the first paragraph of this Agreement;

“Units” has the meaning given to it in the first paragraph of this Agreement;

“Unit Share” has the meaning given to it in the second paragraph of this Agreement;

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“U.S. Base Prospectus” has the meaning given to it in Section 8(pp)(i) of this Agreement;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“U.S. GAAP” has the meaning given to it in Section 8(1)(j) of this Agreement;

“U.S. Prospectus” means, collectively, the U.S. Base Prospectus and the U.S. Prospectus Supplement;

“U.S. Prospectus Supplement” means the prospectus supplement to the U.S. Base Prospectus to be filed with the SEC pursuant to Rule 424(b) under the U.S. Securities Act;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“U.S. Securities Laws” means all applicable securities legislation in the United States, including the U.S. Securities Act, the U.S. Exchange Act and the rules and regulations promulgated thereunder, and any applicable state securities laws;

“Warrant” has the meaning given to it in the second paragraph of this Agreement;

“Warrant Agent” means Odyssey Trust Company in its capacity as warrant agent under the Warrant Indenture;

“Warrant Indenture” has the meaning given to it in the second paragraph of this Agreement; and

“Warrant Share” has the meaning given to it in the second paragraph of this Agreement.

(2)	The division of this Agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(3)	Unless otherwise expressly provided in this Agreement, words importing only the singular number include the plural and vice versa and words importing gender include all genders. References to “paragraph” and “Section” (unless otherwise indicated) are to the appropriate paragraphs and Sections of this Agreement. Unless the context otherwise requires, any reference to a statute shall be deemed to include regulations made pursuant thereto, all amendments in force from time to time and any statute or regulation that may be passed that has the effect of supplementing or superseding the statute or regulation referred to.

(4)	Any action or payment required or permitted to be taken or made hereunder on a day which is not a Business Day shall or may be, as the case may be, taken or made on the next succeeding Business Day, except when otherwise prescribed by Applicable Securities Laws or rules and policies of the Exchange, with the same force and effect as if taken or made within the period for the taking or making of such action.

(5)	This Agreement shall be governed by and construed in accordance with the internal laws of the Province Ontario and the federal laws of Canada applicable therein, without reference to conflicts of law rules.

(6)	All amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.

(7)	In this Agreement, a reference to “knowledge” of the Company means to the best of the knowledge of the senior officers of the Company, in each case having made due inquiry.

Section 2 Filing of the Final Prospectus

(1)	The Company, on January 26, 2021 filed the Preliminary Prospectus under the Canadian Securities Laws and on January 27, 2021 obtained a receipt or deemed receipt therefor from each of the Securities Commissions pursuant to MI 11-102.

(2)	The Company, on April 23, 2021, filed the Amended and Restated Preliminary Prospectus under the Canadian Securities Laws and on April 23, 2021 obtained a receipt or deemed receipt therefor from each of the Securities Commissions (in the form of an amended and restated preliminary prospectus) pursuant to MI 11-102.

(3)	The Company shall use its commercially reasonable efforts to satisfy all comments with respect to the Amended and Restated Preliminary Prospectus and have prepared and filed the Final Prospectus under the Canadian Securities Laws by 5:00 p.m. (Toronto time) on June 10, 2021 (or such later date as may be determined by the Agent in their sole discretion) and other related documents relating to the proposed distribution in the Qualifying Jurisdictions of the Offered Securities, the Advisory Fee Units and the Agent Options. The Company shall use its commercially reasonable efforts to obtain a receipt therefor from each of the Securities Commissions on such date or such later date to which the Company and the Agent, each acting reasonably, may agree; and shall have used its commercially reasonable efforts to take all other steps and proceedings that may be necessary to be taken by the Company in order to qualify the Offered Securities, the Advisory Fee Units and the Agent Options for distribution in each of the Qualifying Jurisdictions under the Canadian Securities Laws by such date.

(4)	Until the date on which the distribution of the Offered Securities is completed, the Company will promptly use its commercially reasonable efforts to take, or cause to be taken, all additional steps and proceedings that may from time to time be required under Canadian Securities Laws to continue to qualify the distribution of the Offered Securities, the Advisory Fee Units and the Agent Options or, in the event that any such securities have, for any reason, ceased so to qualify, to so qualify again such securities, as applicable, for distribution.

Section 3 Delivery of Final Prospectus and Related Matters

(1)	The Company shall deliver without charge to the Agent, as soon as practicable and in any event no later than noon (Toronto time) on the Business Day immediately following the issuance of the final receipt from the Securities Commissions and each of the other applicable securities regulatory authority in each of the Qualifying Jurisdictions pursuant to MI 11-102 in the case of the Final Prospectus and thereafter from time to time during the distribution of the Offered Securities, in such cities in the Offering Jurisdictions as the Agent, acting reasonably, shall notify the Company, as many commercial copies of the Final Prospectus (and in the event of any Prospectus Amendment, such Prospectus Amendment) as the Agent may reasonably request for the purposes contemplated by the Applicable Securities Laws. The Company will similarly cause to be delivered to the Agent, in such cities in the Offering Jurisdictions as the Agent may reasonably request, commercial copies of any Supplementary Material required to be delivered to Purchasers or prospective Purchasers. Each delivery of the Final Prospectus or any Supplementary Material will constitute the Company's consent to the use of the Final Prospectus and any Supplementary Material by the Agent for the distribution of the Offered Securities in the Offering Jurisdictions in compliance with the provisions of this Agreement and the Applicable Securities Laws.

(2)	Each delivery of the Final Prospectus and any Supplementary Material to the Agent by the Company in accordance with this Agreement will constitute the representation and warranty of the Company to the Agent that (except for information and statements relating solely to the Agent and furnished by them specifically for use in the Final Prospectus), at the respective times of delivery:

(a)	the information and statements contained in each of the Final Prospectus and any Supplementary Material, including forecasts and estimates, expressions of opinion, intention and expectation:

(i)	are true and correct in all material respects and contain no misrepresentation;

(ii)	have been made on reasonable grounds after due and proper consideration and are truly and honestly held and fairly based; and

(iii)	constitute full, true and plain disclosure of all material facts relating to the Offered Securities and the Company, considered as a whole;

(b)	no material fact has been omitted from the Final Prospectus or any Supplementary Material that is required to be stated in the document or that is necessary to make the statements therein not misleading in the light of the circumstances in which they were made; and

(c)	the Final Prospectus and any Supplementary Material comply in all material respects with Canadian Securities Laws.

(3)	The Company will also deliver to the Agent, without charge, contemporaneously with or prior to the filing of the Final Prospectus, unless otherwise indicated:

(a)	copies of the Final Prospectus manually signed on behalf of the Company, by the persons and in the form required by Canadian Securities Laws;

(b)	a copy of any other document filed with, or delivered to, the Securities Commissions by the Company under Canadian Securities Laws in connection with the Offering;

(c)	evidence satisfactory to the Agent of the conditional approval of the listing and posting for trading on the NEO Exchange of the Common Shares comprising the Units and the Over-Allotment Units and the Warrant Shares, subject only to satisfaction by the Company of customary post-closing conditions imposed by the Exchange in similar circumstances (the “Standard Listing Conditions”) and that such Common Shares and Warrant Shares will be tradeable through the OTC upon their issuance; and

(d)	a “long-form” comfort letter dated the date of the Final Prospectus, in form and substance satisfactory to the Agent and Agent’s Counsel, acting reasonably, addressed to the Agent, from the auditor of the Company, and based on a review completed not more than two Business Days prior to the date of the letter, with respect to certain financial and accounting information relating to the Company included in the Final Prospectus, which letter shall be in addition to the auditor's report contained in the Final Prospectus.

(4)	Opinions, comfort letters and other documents substantially similar to those referred to in this section will be delivered to the Agent and the Company, and their respective counsel, as applicable, with respect to any Supplementary Material, contemporaneously with, or prior to the filing of, any Supplementary Material.

Section 4 Material Changes During the Distribution of the Offered Securities

(1)	The Company will promptly inform the Agent in writing during the period prior to the completion of the distribution of the Offered Securities of the full particulars of:

(a)	any filing made by the Company of information relating to the Offering with any securities exchange or Governmental Authority in Canada or the United States or any other jurisdiction;

(b)	any material change (whether actual, anticipated, contemplated, proposed by or threatened, financial or otherwise) or development that would be likely to result in a material change of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business;

(c)	any material fact that has arisen or has been discovered and would have been required to have been stated in any of the Offering Documents had that fact arisen or been discovered on, or prior to, the date of the Offering Documents, as the case may be; and

(d)	any change in any material fact or any misstatement of any material fact contained in any of the Offering Documents,

which change or new material fact is, or would reasonably be expected to be, of such a nature as:

(e)	to render any of the Offering Documents or any Supplementary Material, as they exist taken together in their entirety immediately prior to such change or new material fact, misleading or untrue in any material respect or would result in any of such documents, as they exist taken together in their entirety immediately prior to such change or material fact, containing a misrepresentation;

(f)	would result in any of the Offering Documents or any Supplementary Material, as they exist taken together in their entirety immediately prior to such change or material fact, not complying with any Applicable Securities Laws;

(g)	would reasonably be expected to have a material and adverse effect on the market price or value of any of the Offered Securities or constitute a Material Adverse Effect; or

(h)	would be material to a prospective purchaser of Offered Securities.

(2)	The Company shall promptly, and in any event within any applicable time limitation, comply, to the satisfaction of the Agent, acting reasonably, with all applicable filings and other requirements under Canadian Securities Laws as a result of a fact or change referred to in Section 4(1); provided that the Company shall not file any Prospectus Amendment or other document without first obtaining from the Agent the approval of the Agent, after consultation with the Agent with respect to the form and content thereof, which approval will not be unreasonably withheld. The Company shall in good faith discuss with the Agent any fact or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt whether written notice need be given under this Section 4.

(3)	The Company and the Agent acknowledge that the Company is required by Canadian Securities Laws to prepare and file a Prospectus Amendment if, at any time prior to the completion of the distribution of the Offered Securities, the Final Prospectus (as then amended) contains a misrepresentation. The Company will promptly prepare and file with the Securities Commissions any amendment or supplement to the Final Prospectus which in the opinion of the Agent and the Company, each acting reasonably, may be necessary or advisable to correct such misrepresentation.

(4)	In addition, if, during the period from the date hereof to the later of the Closing Date and the date of the completion of the distribution of the Offered Securities, it shall be necessary to file a Prospectus Amendment to comply with any Canadian Securities Laws, the Company shall, in co-operation with the Agent and Agent’s Counsel, make any such filing as soon as reasonably possible.

(5)	In addition to the provisions of subsections (1) and (2) of this section, the Company will, in good faith, discuss with the Agent any change, event, development or fact, contemplated, anticipated, threatened, or proposed in subsections (1) and (2) of this section that is of such a nature that there may be reasonable doubt as to whether written notice should be given to the Agent under this section and will consult with the Agent with respect to the form and content of any Supplementary Material proposed to be filed by the Company, it being understood and agreed that no such Supplementary Material will be filed with any Securities Commission until the Agent and Agent’s Counsel have been given a reasonable opportunity to review and approve such material, acting reasonably, subject to the Company complying with the requirements of applicable Canadian Securities Laws.

(6)	If, during the period of distribution of the Offered Securities, there shall be any change in the Applicable Securities Laws which, in the opinion of the Agent and the Company, acting reasonably, requires the filing of a Prospectus Amendment, the Company shall, to the satisfaction of the Agent, acting reasonably, promptly prepare and file such Prospectus Amendment with the appropriate Securities Commissions in each of the Qualifying Jurisdictions where such filing is required.

(7)	If, as a result of any circumstance contemplated in the foregoing subsections of this section, a Prospectus Amendment is required to be filed then, subject to Section 15, the applicable Closing Date shall be, unless the Company and the Agent otherwise agree in writing, the sixth Business Day following the later of:

(i)	the date on which all applicable filings or other requirements of the Applicable Securities Laws with respect to such material change or change in a material fact have been complied with in all Qualifying Jurisdictions and any appropriate receipts obtained for such filings and notice of such filings from the Company have been received by the Agent; and

(ii)	the date upon which the commercial copies of any Prospectus Amendment have been delivered in accordance with Section 3.

Section 5 Due Diligence

Prior to the Time of Closing, and, if applicable, prior to the filing of any Supplementary Material, the Agent, Agent’s Counsel and technical consultants will be provided with timely access to all information required to permit them to conduct a full due diligence investigation of the Company and its business, operations, properties, assets, affairs and financial condition. In particular, the Agent shall be permitted to conduct all due diligence that they may, in their sole discretion, require in order to fulfil their obligations under Applicable Securities Laws, and in that regard, the Company will make available to the Agent, Agent’s Counsel and technical consultants, on a timely basis, all corporate and operating records, material Contracts, reserve reports, technical reports, feasibility studies, financial information, budgets, key officers, and other relevant information necessary in order to complete the due diligence investigation of the Company and its business, properties, assets, affairs and financial condition for this purpose, and without limiting the scope of the due diligence inquiries the Agent may conduct, to participate and ensure the participation of its auditors in one or more due diligence sessions to be held prior to the Time of Closing. All information requested by the Agent, Agent’s Counsel and technical consultants in connection with the due diligence investigations of the Agent will be treated by the Agent, Agent’s Counsel and technical consultants as confidential and will only be used in connection with the Offering. It shall be a condition precedent to the Agent's execution of any certificate in any Offering Document that the Agent be satisfied, acting reasonably, as to the form and content of the document. The Agent shall not unreasonably withhold or delay the execution of any such Offering Document required to be executed by the Agent and filed in compliance with the Canadian Securities Laws for the purpose of the Offering.

Section 6 Marketing Materials

(1)	In connection with the distribution of the Units:

(a)	the Company shall prepare, in consultation with the Agent, and approve in writing, prior to the time the marketing materials are provided to potential investors, a template version of the marketing materials reasonably requested to be provided by the Agent to any potential investor. Such marketing materials shall comply with Canadian Securities Laws and be acceptable in form and substance to the Agent, acting reasonably, and such template version shall be approved in writing by the Agent, and the Company, prior to the time the marketing materials are provided to potential investors;

(b)	the Company shall file the template version of the marketing materials referred to in paragraph 6(1)(a) above, on SEDAR as soon as reasonably practicable after the template version of the marketing materials is so approved in writing by the Company and by the Agent, and in any event on or before the day the marketing materials are first provided to any potential investor and the Agent confirms that they have informed or will inform, as the case may be, the Company of the date on which such marketing materials were provided or are first provided, as the case may be, to potential investors; and

(c)	any comparables shall be redacted from the template version of the marketing materials in accordance with NI 41-101 prior to filing such template version on SEDAR and a complete template version containing such comparables and any disclosure relating to the comparables, if any, shall be delivered to the Canadian Securities Commissions by the Company as required by Canadian Securities Laws.

Following the approvals and filings set forth in the foregoing paragraphs, the Agent may provide a limited-use version of the marketing materials to potential investors to the extent permitted by Canadian Securities Laws.

(2)	The Company shall prepare and file a revised template version of any marketing materials provided to potential investors in connection with the Units where required under Canadian Securities Laws, and the foregoing paragraphs shall also apply to such revised template version.

(3)	During the period of distribution of the Units, the Company and the Agent covenant and agree:

(a)	to comply with Canadian Securities Laws in connection with the use of marketing materials;

(b)	not to provide any potential investor (and confirm that no potential investor has been provided by such party) with any marketing materials unless a template version of such marketing materials has been or will be filed by the Company on SEDAR on or before the day such marketing materials are first provided to any potential investor;

(c)	not to provide any potential investor (and confirm that no potential investor has been provided) with: (i) any marketing materials relating to the distribution of the Units other than such marketing materials for which the template versions thereof have been approved and filed in accordance with the foregoing paragraphs, or (ii) any standard term sheet (as defined in NI 41-101) relating to the distribution of the Units other than such standard term sheets approved in writing by the Company and the Agent; and

(d)	without the written approval of the Company or the Agent, as applicable, acting reasonably, not to provide any information to potential investors with respect to the Company or the Units other than (i) as set forth in the Prospectus or any Prospectus Amendment, and any marketing materials or standard term sheets approved in writing by the Agent and the Company in accordance with Section 5, or (ii) as otherwise permitted or required by applicable Laws.

Section 7 Conditions of Closing

The Agent's obligations under this Agreement are conditional upon and subject to:

(1)	Legal Opinions. The Agent receiving at the Time of Closing on the Closing Date, in form and substance satisfactory to the Agent, favourable legal opinions from the Company’s Canadian counsel or U.S. counsel, as appropriate, who may provide to the Agent opinions of local counsel reasonably acceptable to Agent’s Counsel, acting reasonably, as to the qualification of the Offered Securities for sale to the public and as to other matters governed by the laws of jurisdictions in Canada other than the provinces in which they are qualified to practice, or as to other matters governed by the laws of jurisdictions in the United States and may rely as to matters of fact on certificates of officers, public and exchange officials or of the auditor or transfer agent of the Company, to the effect set forth below:

(a)	the execution, delivery and performance of this Agreement and the Warrant Indenture have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and the Warrant Indenture have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, general equitable principles including the availability of equitable remedies and the qualification that no opinion need be expressed as to rights to indemnity or contribution and such other qualifications as are customary);

(b)	the authorization, execution and delivery by the Company of this Agreement and the Warrant Indenture, the performance by the Company of its obligations under this Agreement and the Warrant Indenture, and the issue, sale and delivery of the Offered Securities (and subsequently the Over-Allotment Units, if issued), and the Warrant Shares to the Purchasers as contemplated herein, do not constitute or result in a breach of or a default under, and do not create a state of facts which, after notice or lapse of time or both, constitute or result in a breach of, and do not conflict with, any provisions of:

(i)	the Constating Documents of the Company;

(ii)	to the knowledge of Company’s Counsel, any resolution of the directors (or a committee thereof) or the shareholders of the Company; or

(iii)	any applicable Laws of general application having force in the Province of Ontario or Canadian Securities Laws having force in the Province of Ontario;

(c)	the Company has the necessary corporate power and capacity to authorize and execute each of the Prospectuses and all necessary action has been taken by the Company to authorize the execution by it of the Prospectuses and the filing thereof, as the case may be, in each of the Qualifying Jurisdictions;

(d)	all documents required to be filed by the Company and all proceedings required to be taken by the Company under Canadian Securities Laws have been filed and taken in order to qualify the distribution of the Offered Securities in each of the Qualifying Jurisdictions through investment dealers or brokers duly registered in the appropriate category under the applicable Laws thereof who have complied with the relevant provisions of Canadian Securities Laws;

(e)	the Common Shares comprising the Offered Securities and the Warrant Shares have been conditionally approved for listing on the NEO Exchange, subject only to the Standard Listing Conditions and will be tradeable through the OTC upon their issuance;

(f)	the forms and terms of the definitive certificates representing the Common Shares, the Warrants, and the Agent Options have been approved and adopted by the Company and comply with applicable Laws and the Constating Documents of the Company, and the attributes of the Common Shares and Warrants conform in all material respects with the descriptions thereof contained in the Final Prospectus;

(g)	the statements under the heading “Eligibility for Investment” in the Final Prospectus are true and correct;

(h)	the Company has the requisite corporate power and capacity to carry on its business as presently carried on and to own and operate its assets as described in the Final Prospectus and to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby, including to issue and sell the Offered Securities;

(i)	the Warrant Shares (including the Warrant Shares issuable upon exercise of the Warrants comprising the Advisory Fee Units) and the securities directly and indirectly underlying the Agent Options have been duly allotted and reserved for issuance and when issued upon the exercise of the applicable convertible securities in accordance with the terms thereof (including where applicable, the Warrant Indenture) and upon receipt by the Company of the proper consideration therefor, will be validly issued (with respect to any Common Shares, as fully paid and non-assessable shares in the capital of the Company);

(j)	Odyssey Trust Company of Canada, at its principal office in Toronto, has been duly appointed as the transfer agent and registrar for the Common Shares in Canada;

(k)	Nevada Agency and Transfer Company, at its principal office in Nevada, has been duly appointed as the transfer agent and registrar for the Common Shares in the United States;

(l)	as to the existence of the Company under the laws of its jurisdiction of incorporation, formation or continuance and as to the corporate power and capacity of the Company to own and lease assets and to carry on business, in each case as described in the Final Prospectus and to execute, deliver and perform its obligations under this Agreement and the Warrant Indenture;

(m)	as to the authorized and issued capital of the Company;

(n)	that all necessary corporate action has been taken by the Company to authorize the execution of each Prospectus, and, if applicable, any Prospectus Amendment, and the filing of such documents under Canadian Securities Laws in each of the Qualifying Jurisdictions;

(o)	all necessary corporate action has been taken by the Company to authorize the issuance, sale and delivery of the Offered Securities, the Agent Options and the Advisory Fee Units;

(p)	the Common Shares comprising the Units purchased on the Closing Date and the Advisory Fee Units have been validly issued by the Company as fully-paid and non-assessable shares in the capital of the Company;

(q)	the Warrants comprising the Units and the Advisory Fee Units have been validly created and issued;

(r)	the Agent Options have been validly created and issued;

(s)	the Warrant Shares (including the Warrant Shares issuable upon exercise of the Warrants comprising the Advisory Fee Units) and the securities directly and indirectly underlying the Agent Options have been duly allotted and reserved for issuance and when issued upon the exercise of the applicable convertible securities in accordance with the terms thereof (including where applicable, the Warrant Indenture) and upon receipt by the Company of the proper consideration therefor, will be validly issued (with respect to any Common Shares, as fully paid and non-assessable shares in the capital of the Company);

(t)	Prior to the Time of Closing, the Company has prepared and filed with the SEC the U.S. Prospectus Supplement so as to permit a public offering and resale of the Offered Securities, Warrant Shares, Agent Options, Agent Units and the underlying securities thereto;

in each case, in a form acceptable in all reasonable respects to the Agent and Agent’s Counsel;

(2)	United States Legal Opinion. The Agent receiving at the Time of Closing on the Closing Date, in form and substance satisfactory to the Agent, a favourable legal opinion from Company’s U.S. Counsel, who may provide to the Agent opinions of local counsel reasonably acceptable to Agent’s Counsel, acting reasonably, which shall include, but is not limited to, (i) the qualification under the U.S. Securities Act of the Offered Securities, Warrant Shares, Agent Options, Agent Units and the underlying securities thereto for sale to the public; (ii) no order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose is pending or, to our knowledge, threatened by the SEC; (iii) the U.S. Prospectus Supplement was filed with the SEC pursuant to Rule 424(b) under the U.S. Securities Act in the manner and within the time period required by such Rule 424(b); and (iv) as to other matters governed by the laws of jurisdictions in the United States; provided that, such Company’s U.S. Counsel may rely as to matters of fact on certificates of officers, public and exchange officials or of the auditor or transfer agent of the Company;

(3)	the Agent shall have received at the Time of Closing a legal opinion dated the Closing Date, in form and substance satisfactory to the Agent and Agent’s Counsel, acting reasonably, addressed to the Agent from legal counsels to each material subsidiary of the Company (the “Material Subsidiaries”), as to the laws of the relevant jurisdiction and such counsels may rely upon, as to matters of fact, certificates of the auditors of such Material Subsidiary, public officials and officers of such Material Subsidiary, as applicable as to the following matters

(a)	as to the existence and good standing (where applicable) status of each Material Subsidiary under the laws of its jurisdiction of incorporation;

(b)	the authorized share capital of the Material Subsidiary; and

(c)	that each Material Subsidiary has all requisite corporate power, capacity and authority under the laws of its respective jurisdiction of incorporation or formation to (i) carry on its businesses as presently carried on; and (ii) to own its property and assets.

(4)	Certificate of an Officer. The Agent receiving at the Time of Closing on the Closing Date a certificate dated the applicable Closing Date signed by an officer of the Company in form and content satisfactory to the Agent, acting reasonably, with respect to the Constating Documents of the Company, the absence of proceedings taken regarding dissolution, all resolutions of the board of directors of the Company relating to the Offering and this Agreement and related matters, the incumbency and specimen signatures of signing officers of the Company and such other matters as the Agent may reasonably request;

(5)	Certificates of Status. The Agent receiving at the Time of Closing certificates of status and/or compliance, where issuable under applicable Law, for each of the Company and each of Material Subsidiary each dated within two (2) days of the applicable Time of Closing;

(6)	Closing Certificates. The Agent receiving at the Time of Closing a certificate dated the applicable Closing Date addressed to the Agent and signed by the Chief Executive Officer and Chief Financial Officer of the Company, or any other officer(s) acceptable to the Agent, certifying for and on behalf of the Company, and not in their personal capacities, after having made due inquiries, with respect to the following matters:

(a)	the Company having complied with all the covenants and satisfied all the terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Time of Closing;

(b)	no order, ruling or determination having the effect of prohibiting the sale of the Offered Securities or any of the Company's issued securities having been issued and no proceeding for such purpose being pending or, to the knowledge of such officers, threatened;

(c)	subsequent to the respective dates as at which information is given in the Final Prospectus, there having not occurred a Material Adverse Effect, or any change or development involving a prospective Material Adverse Effect, or the coming into existence of a new material fact, other than as disclosed in the Final Prospectus or any Supplementary Material, as the case may be; and

(d)	the representations and warranties of the Company contained in this Agreement and in any certificates of the Company delivered pursuant to or in connection with this Agreement, being true and correct in all material respects as at the Time of Closing, with the same force and effect as if made on and as at the Time of Closing, after giving effect to the transactions contemplated by this Agreement.

(7)	Certificate of Transfer Agent. The Company having delivered to the Agent a certificate of Computershare Trust Company of Canada, as registrar and transfer agent of the Common Shares, which certifies the number of Common Shares issued and outstanding on the date prior to the Closing Date;

(8)	Bring Down Auditor Comfort Letter. The Company having caused the auditor of the Company to deliver to the Agent a comfort letter, dated the applicable Closing Date, in form and substance satisfactory to the Agent, acting reasonably, bringing forward to the date which is two (2) Business Days prior to the applicable Closing Date, the information contained in the comfort letter referred to in subsection Section 3(3)(d);

(9)	Lock-Up Agreements. The Company will have caused each of the directors, senior officers, insiders of the Company and shareholder with over 5% pro-forma ownership of the Company to enter into lock-up agreements in a form satisfactory to the Agent, acting reasonably, which will be negotiated in good faith and contain customary provisions, pursuant to which each such person agrees, for a period of 120 days after the Closing Date, not to directly or indirectly, offer, sell, contract to sell, grant any option to purchase, make any short sale, transfer, or otherwise dispose of or monetize the economic value of (or announce any intention to do any of the foregoing) any securities of the Company, whether now owned directly or indirectly, or under their control or direction, or with respect to which each has beneficial ownership , without the prior written consent of the Agent, such consent not to be unreasonably withheld or delayed , provided that the Agent’s consent shall not be required in connection with the following exceptions: (i) the exercise of previously issued options or other convertible securities; (ii) in respect of sales and transfers to affiliates of a shareholder of the Company for tax or other planning purposes (conditional upon the transferee entering into a replacement lock-up agreement with the Agent); or (iii) a tender or sale by a shareholder of securities of the Company in or pursuant to a take-over- bid or similar transaction involving a change of control of the Company;

(10)	No Termination. The Agent not having exercised any rights of termination set forth in Section 15; and

(11)	Other Documentation. The Agent having received at the Time of Closing on the Closing Date such further certificates, opinions of counsel and other documentation from the Company as may be contemplated herein or as the Agent or Agent’ Counsel may reasonably request.

Section 8 Representations and Warranties of the Company

(1)	The Company hereby represents and warrants to the Agent, intending that the same may be relied upon by the Agent, that:

(a)	Accuracy of Documents. The information and statements contained in each of the Offering Documents, including forecasts and estimates, expressions of opinion, intention and expectation:

(i)	are true and correct in all material respects and contain no misrepresentation;

(ii)	have been made on reasonable grounds after due and proper consideration and are truly and honestly held and fairly based;

(iii)	constitute full, true and plain disclosure of all material facts relating to the Offered Securities and the Company, considered as a whole; and

(iv)	the statistical, industry and market-related data included in the Offering Documents is based on or derived from sources that are believed by the Company to be reliable and accurate in all material respects, and the Company has obtained the consent to the use of such data or information from such sources to the extent required.

No material fact has been omitted from the Offering Documents that is required to be stated in the document or that is necessary to make the statements therein not misleading in the light of the circumstances in which they were made. The Offering Documents comply in all material respects with Canadian Securities Laws.

(b)	Good Standing of the Company. The Company has been duly incorporated or organized and is validly existing under the laws of the State of Delaware and has all requisite corporate power and capacity to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own, lease and operate its properties and assets and to carry out the transactions contemplated by this Agreement.

(c)	Good Standing of Subsidiaries. At the Time of Closing, each of the subsidiaries of the Company is a corporation existing and in good standing under the laws of its jurisdiction of formation and is properly registered or licensed to carry on business under the laws of all jurisdictions in which its business is carried on, except where the failure to be so registered or licensed would not have a Material Adverse Effect.

(d)	Power and Capacity. The Company has the requisite corporate power, authority and capacity to execute and deliver this Agreement, the Warrant Indenture and the Agent Options and to perform its obligations hereunder and thereunder, and to execute and file in compliance with the Canadian Securities Laws each Prospectus and Prospectus Amendments, if any, and the Company and each of its subsidiaries has the requisite corporate power, authority and capacity to own, lease and operate its property and assets and to carry on its business as currently carried on and as proposed to be carried on as described in the Final Prospectus.

(e)	Share Capital of the Company. As of the date hereof, prior to giving effect to the Offering, the share capital of the Company described under the heading “Disclosure of Outstanding Security Data” in the Final Prospectus is true and correct. At the Time of Closing, but prior to giving effect to the issuance of any Offered Securities, the issued share capital of the Company will consist of 18,475,644 Common Shares.

(f)	Subsidiaries. Other than the shares or other equity interest in the subsidiaries of the Company disclosed in the Final Prospectus, the Company has no other subsidiaries. The Company legally and beneficially owns 100% of the issued and outstanding shares in the capital of the Company’s subsidiaries free and clear of all Liens of any kind whatsoever. All of such shares have been duly authorized and validly issued and are outstanding as fully paid and non-assessable shares (or the equivalent legal concept in another jurisdiction), and no person has any right, agreement or option for the purchase from the Company of any interest in any of such shares or for the issue or allotment of any unissued shares in the capital of the Company’s subsidiaries or any other security convertible into or exchangeable for any such shares. Each of the Company’s subsidiaries has been duly incorporated and is validly existing under the Laws of its jurisdictions of incorporation and has all the requisite corporate power, capacity and authority to own, lease and operate, as applicable, its properties, permits and assets and conduct its business as currently conducted, and has all requisite corporate power to conduct its business as presently proposed to be conducted by it, and each of the Company’s subsidiaries is current with all material filings required to be made under each of its jurisdiction of incorporation and all other jurisdictions in which it exists or carries on any material business.

(g)	Compliance with Regulatory Requirements. The Offering Documents contain, to the extent applicable, all information required by, and the allotment and issue of the Offered Securities will comply with, the Applicable Securities Laws.

(h)	Authorization and Description of Offered Securities. The Company has full corporate power and authority to issue the Common Shares, the Warrants, the Agent Options and the Advisory Fee Units. The Common Shares comprising the Units and Over-Allotment Units have been duly authorized for issuance and sale and when issued and delivered by the Company, against payment of the consideration set forth herein, such Common Shares will be validly issued as fully paid and non-assessable shares. The Warrants have been duly and validly created and, at the Time of Closing, will be duly and validly issued and delivered. Upon the exercise of the Warrants in accordance with their terms and the Warrant Indenture including receipt by the Company of the proper consideration therefor, the Warrant Shares issuable thereunder will be validly issued as fully paid and non-assessable Common Shares in the capital of the Company. The Common Shares and Warrants conform and will conform at the Time of Closing to all statements relating thereto contained in the Offering Documents and such description conforms to the rights set forth in the instruments defining the same. The issuance of the Offered Securities are not subject to the pre-emptive rights of any shareholder of the Company (or such rights have been irrevocably waived), and all corporate action required to be taken by the Company for the authorization, issuance, sale and delivery of the Offered Securities has been validly taken at the date hereof or will have been taken by the Closing Date.

(i)	Absence of Rights. No person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the issue or allotment of any unissued shares of the Company or any other agreement or option for the issue or allotment of any other security convertible into or exchangeable for any such shares or to require the Company to purchase, redeem or otherwise acquire any of the issued and outstanding shares of the Company except as otherwise disclosed in the Offering Documents.

(j)	Financial Statements. The Financial Information in the Offering Documents,

(i)	present fairly, in all material respects, the financial position of the Company, and the results of its operations and its cash flows, for the periods specified in such Financial Information;

(ii)	conform with generally accepted accounting principles in the United States (“U.S. GAAP”); and

(iii)	do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the Financial Information.

(k)	Disclosure Procedures. The Company has established and maintains, or will establish and maintain by such time as is permitted by NI 52-109, “disclosure controls and procedures” and “internal control over financial reporting” (each as defined in NI 52-109) as required by NI 52-109 and Canadian Securities Laws, and the Company is not aware, and has not been advised by its auditors, of any “material weakness” (as defined in NI 52-109) therein.

(l)	Financial Statements. Since the date of the most recent audited financial statements, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting

(m)	Liabilities. Neither the Company nor any of its subsidiaries, has any liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, which are not disclosed or referred to in the Financial Information or referred to or disclosed herein or in the Offering Documents, other than liabilities, obligations, or indebtedness or commitments (i) incurred in the normal course of business, or (ii) which would not have a Material Adverse Effect.

(n)	No Default. The Company is not in default or breach or violation of, and the execution and delivery of, and the performance of, and compliance with, the terms of this Agreement and the Warrant Indenture do not and will not:

(i)	result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, any term or provision of the Constating Documents, or resolutions of the Company or any of its subsidiaries, any applicable Laws, mortgage, note, Contract, instrument, lease or other document to which the Company or any subsidiary is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to the Company or any subsidiary, which default or breach would reasonably be expected to have a Material Adverse Effect; or

(ii)	create a right for any other party to terminate, accelerate or in any way alter any other rights existing under any indenture, mortgage, note, Contract, instrument, lease or other document to which the Company or any subsidiary is a party or by which either of them is bound which, upon exercise of such right, would reasonably be expected to have a Material Adverse Effect.

(o)	Approvals. No approval, authorization, consent or other order of, and no filing, registration or recording with, any Governmental Authority or other person is required of the Company in connection with: (i) the execution and delivery by the Company of this Agreement, (ii) the performance by the Company of its obligations under this Agreement, and (iii) the issuance, sale and distribution of the Offered Securities in the manner contemplated by the Final Prospectus, except, in each case, as have been or will be obtained or made prior to Closing.

(p)	Independent Accountants. The accountants, who reported on and audited the Financial Information that has been audited, are independent with respect to the Company within the meaning of Canadian Securities Laws.

(q)	Intellectual Property. Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and each of its subsidiaries owns all rights in or has obtained valid and enforceable licenses or other rights to use, the systems, recipes, know how (including trade secrets and other proprietary or confidential information), trade-marks (both registered and unregistered), trade names, patents, patent applications, inventions, copyrights and any other intellectual property (collectively, “Intellectual Property”) described in the Offering Documents as being owned or licensed by the Company or one of its subsidiaries or which are used for the conduct of the Company’s or its subsidiary’s business as currently carried on or proposed to be carried on, free and clear of any Lien or other adverse claim or interest of any kind or nature affecting the assets of the Company and its subsidiaries; (ii) to the knowledge of the Company, there is no infringement by third parties of any Intellectual Property owned, licensed or commercialized by the Company or any of its subsidiaries; (iii) there is no action, suit, proceeding or claim pending or, to the knowledge of the Company, threatened by others challenging the Company’s or its subsidiaries’ rights in or to any Intellectual Property or the validity or scope of any Intellectual Property owned, licensed or commercialized by the Company or its subsidiaries, and the Company is unaware of any other fact which could form a reasonable basis for any such action, suit, proceeding or claim; (iv) to the Company’s knowledge, all trade secrets and other confidential proprietary information forming part of or in relation to the Intellectual Property being owned or licensed by the Company or any of its subsidiaries is and remains confidential to the Company or such subsidiary, as the case may be.

(r)	IT Systems. Except as disclosed in the Offering Documents, the Company’s and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptions. The Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and except as would not have a Material Adverse Effect there have been no breaches, violations, outages or unauthorized uses or disclosures of or accesses to same. The Company and its subsidiaries are presently in material compliance with all applicable Laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or Governmental Authority, internal and external policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, disclosure, misappropriation or modification and the Company has implemented backup and disaster recovery technology consistent with industry standards and practice

(s)	Anti-Money Laundering. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with the anti-money laundering laws of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority to which they are subject, including, without limitation the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or any of its subsidiaries with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(t)	Anti-Corruption. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that could result in a sanction for violation by such persons of the United States Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada), each as may be amended, any similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Company has instituted and maintains policies and procedures designed to ensure compliance therewith. No part of the proceeds of the Offering will be used, directly or indirectly, in violation of the United States Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada), each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

(u)	Sanctions. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries (i) is, or is controlled by or is acting on behalf of, an individual or entity that is currently the subject of any sanctions administered or enforced by the United States (including any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce, and including the designation as a “specially designated national” or “blocked person”), Canada (including sanctions administered or enforced by Global Affairs Canada and the Royal Canadian Mounted Police or other relevant sanctions authority), the European Union, Her Majesty’s Treasury, the United Nations Security Council or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory, including, without limitation, Crimea, Cuba, Sudan, Syria, Iran and North Korea (collectively, the “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) intends to, directly or indirectly, use the proceeds of the Offering of the Units, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity (I) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions or (II) in any other manner that would result in a violation of any applicable Sanctions by, or could result in the imposition of applicable Sanctions against, any individual or entity (including any individual or entity participating in the Offering, whether as Agent, advisor, investor or otherwise), and the Company and each of its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(v)	OFAC. Neither the Company nor any subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(w)	Price of Security. Neither the Company nor any of its subsidiaries has taken, and the Company and its subsidiaries will not take, any action which constitutes stabilization or manipulation of the price of any security of the Company.

(x)	Audit Committee. The Company’s board of directors has validly appointed an audit committee and the board of directors and/or its audit committee has adopted a charter that satisfies the requirements of National Instrument 52-110 Audit Committees.

(y)	Environmental Laws. Except as described in the Offering Documents, (a) neither the Company nor any of its subsidiaries is in violation of any federal, provincial, state, local, municipal or foreign Law relating to pollution or protection of human health, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including Laws relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”) except where such violations would not be reasonably expected, on an individual or aggregate basis, to have a Material Adverse Effect, (b) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, except where the failure to have such permits, authorizations and approvals or to be in compliance therewith would not reasonably be expected, on an individual or aggregate basis, to have a Material Adverse Effect, (c) there have been no past, and there are no pending or threatened, administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Laws against the Company or any of its subsidiaries, which if determined adversely, would reasonably be expected to have a Material Adverse Effect, and (d) to the knowledge of the Company, no conditions exist at, on or under any property now or previously owned or leased by the Company or any of its subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Laws that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

(z)	Insurance. The Company and its subsidiaries maintain such policies of insurance with commercial providers of insurance as are appropriate for their operations, activities, properties and assets, in such amounts and against such risks as are customarily carried and insured against by entities engaged in the same or similar businesses, and all such policies of insurance will at Closing continue to be in full force and effect; and neither the Company nor any of its subsidiaries is in default as to the payment of premiums or otherwise, under the terms of any such policy, except as would not, individually or collectively, have a Material Adverse Effect.

(aa)	Title. The Company and each of its subsidiaries has good and marketable title to all of its assets and property except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect and, except for the sale of inventory in the ordinary course of business, no person has any contract or any right or privilege capable of becoming a right to purchase any asset or property from the Company or any of its subsidiaries.

(bb)	Employee Plans. All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and Employee Plans payments of the Company and its subsidiaries have been recorded in conformity, in all material respects, with U.S. GAAP and comply in all material respects as to the applicable accounting requirements of U.S. Applicable Securities Laws, and are reflected on the books and records of the Company and its subsidiaries, as applicable.

(cc)	Arm’s Length. No director or officer, former director or officer, or shareholder or employee of, or any other person not dealing at arm’s length with, any of the Company, its subsidiaries or predecessor companies, will continue after the Closing to be engaged in any material transaction or arrangement with or be a party to a material contract with, or have any material indebtedness, liability or obligation to, the Company or any of its subsidiaries, except as disclosed in the Final Prospectus or for employment or consulting arrangements with employees or consultants or those serving as a director or officer of the Company or any of its subsidiaries as described in the Final Prospectus.

(dd)	Material Contracts. All of the material Contracts and agreements of the Company and its subsidiaries (collectively, the “Material Contracts”) have been disclosed in the Offering Documents and if required under the Canadian Securities Laws have been or will be filed on SEDAR. Neither the Company nor any of its subsidiaries has received notification from any party claiming that any of them is in breach or default under any Material Contract, or that any such other party intends to terminate or not renew any such Material Contract.

(ee)	No Material Adverse Effect. Since December 31, 2020 (i) there has been no change in the condition (financial or otherwise), or in the properties, capital, affairs, operations, assets or liabilities of the Company, considered on a consolidated basis, whether or not arising in the ordinary course of business, which would give rise to a Material Adverse Effect, and (ii) there have been no transactions entered into by the Company or any of its subsidiaries, which are material with respect to the Company or any of its subsidiaries, considered as one enterprise, in each case, except as disclosed in the Offering Documents.

(ff)	Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or other Governmental Authority, domestic or foreign, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, which is required to be disclosed in the Offering Documents and which is not so disclosed, or which if determined adversely, would have a Material Adverse Effect, or which if determined adversely would materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.

(gg)	Outstanding Judgments against Company. There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal or governmental agency against the Company or any of its subsidiaries.

(hh)	Outstanding Judgments against Directors. To the knowledge of the Company, there is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal or other Governmental Authority against any of the directors of the Company or any of its subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(ii)	Transfer Agents. Odyssey Trust Company at its offices in Toronto, Ontario has been duly appointed as, and will continue to be as at the Time of Closing, the transfer agent and registrar for the Company's Common Shares in Canada, and Nevada Agency and Transfer Company, at its principal office in Nevada, has been duly appointed as the transfer agent and registrar for the Common Shares in the United States.

(jj)	Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the proposed distribution, issuance or sale of the Offered Securities hereunder, or the consummation of the transactions contemplated by this Agreement, except such as have been obtained, or as may be required under Canadian Securities Laws and any post-Closing Date notice filings required to be made under applicable U.S. Securities Laws.

(kk)	Tax Matters. The Company and each of its subsidiaries has filed all necessary tax returns and notices and has paid all applicable taxes for all tax years prior to the date hereof to the extent such taxes have become due or have been alleged to be due except to the extent that the failure to so file or pay would not reasonably be expected to result in a Material Adverse Effect.

(ll)	Brokerage Fees. Other than as contemplated hereby, there is no Person acting at the request of the Company who is entitled to any commission, finder’s fee, advisory fee, underwriting fee or agency fee in connection with the Offering.

(mm)	Agency Agreement. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of, and is enforceable against, the Company in accordance with its terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, the availability of equitable remedies and the qualification that rights to indemnity and waiver of contribution may be contrary to public policy).

(nn)	Warrant Indenture, etc. At the Time of Closing, the Warrant Indenture and the Agent Options will have been duly authorized, executed and delivered by the Company and will be a legal, valid and binding obligation of, and will be enforceable against, the Company in accordance with its terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, the availability of equitable remedies and the qualification that rights to indemnity and waiver of contribution may be contrary to public policy).

(oo)	Directors and Officers. To the knowledge of the Company, none of the directors or officers of the Company are now, or have ever been, subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange.

(pp)	U.S. Securities Laws.

(i)	the Registration Statement includes a base shelf prospectus, relating to certain securities, including the Offered Securities, Warrants Shares Agent Options, Agent Units and the securities underlying the Agent Units, to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the U.S. Exchange Act, and documents furnished under the Exchange Act and incorporated by reference therein (the “U.S. Base Prospectus”);

(ii)	the Registration Statement and any Rule 462(b) Registration Statement have been declared effective by the SEC under the U.S. Securities Act. The Company has complied to the SEC’s satisfaction with all requests of the SEC for additional or supplemental information. No stop order suspending the effectiveness of the Registration Statement or any Rule 462(b) Registration Statement is in effect and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, contemplated or threatened by the SEC. The Company was not and is not an “ineligible issuer”(as such term is defined in Rule 405 under the U.S. Securities Act) at the times specified in Rules 164 and 433 under the U.S. Securities Act in connection with the offering of the Offered Securities. Any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the U.S. Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed. Copies of the Registration Statement and the U.S. Prospectus, and any such amendments or supplements and all documents incorporated by reference therein that were filed with the SEC on or prior to the date of this Agreement have been delivered, or are available through EDGAR. The Company has not distributed and, prior to the later to occur of each Time of Closing and completion of the distribution of the Offered Securities, will not distribute any offering material in connection with the offering or sale of the Offered Securities other than the Registration Statement and the U.S. Prospectus and any “issuer free writing prospectus” to which the Agent has consented. The Common Shares are registered pursuant to Section 12(g) of the Exchange Act and are currently quoted on the OTCQX under the trading symbol “LGIQ”. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act, delisting the Common Shares from the OTCQX, nor has the Company received any notification that the OTC Markets Group Inc. is contemplating terminating such registration or listing except as disclosed in the Registration Statement;

(iii)	the Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company is not, and after receipt of payment for the Offered Securities will not be, an “investment company” within the meaning of Investment Company Act and will conduct its business in a manner so that it will not become subject to the Investment Company Act;

(iv)	the Company shall maintain the effectiveness of the Registration Statement for so long as any Warrants, Agent Options or Agent Warrants or Agent Unit Warrants remain unexercised;

(v)	the Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company under the U.S. Securities Act and the U.S. Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file or furnish such material); and

(vi)	at the Time of Closing on the Closing Date the Offered Securities, Warrant Shares, Agent Options, Agent Units and the underlying securities thereto will not be restricted securities within the meaning of Rule 144(a)(3) under the U.S. Securities Act, subject to the requirements of Rule 903(b)(3) or Rule 903(b)(5).

Section 9 Representations and Warranties of the Agent

(1)	The Agent hereby represents and warrants to the Company that:

(a)	it is, and will remain so until the completion of the Offering, appropriately registered under applicable Canadian Securities Laws so as to permit it to lawfully fulfil its obligations hereunder;

(b)	it has all requisite corporate power and capacity to enter into this Agreement and to carry out the transactions contemplated under this Agreement on the terms and conditions set forth herein; and

(c)	this Agreement has been duly authorized, executed and delivered by the Agent and is a legal, valid and binding obligation of, and is enforceable against, the Agent in accordance with its terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, the availability of equitable remedies and the qualification that rights to indemnity and waiver of contribution may be contrary to public policy).

(2)	The representations and warranties of the Agent contained in this Agreement shall be true at the Time of Closing as though they were made at the Time of Closing and they shall survive the completion of the transactions contemplated under this Agreement.

Section 10 Additional Covenants of the Company

In addition to any other covenant of the Company set forth in this Agreement, the Company covenants with the Agent that:

(a)	Stock Exchange Listing. The Company will use its commercially reasonable efforts to file or cause to be filed with the NEO Exchange and the OTC all necessary documents and will use its commercially reasonable efforts to take, or cause to be taken, all necessary steps to ensure that the Unit Shares and the Warrant Shares (and all Common Shares outstanding as at the Time of Closing and all other Common Shares issuable upon the exchange, exercise or conversion of all other securities of the Company outstanding as at the Time of Closing) have been approved (or conditionally approved) for listing and for trading on the NEO Exchange and are tradeable through the OTC , prior to the filing of the Final Prospectus with the Securities Commissions, subject only to satisfaction by the Company of the Standard Listing Conditions, and the Company shall thereafter fulfill the Standard Listing Conditions within the time period prescribed by the NEO Exchange ;

(b)	Additional U.S. Securities Law Matters. The Company represents, warrants, covenants and agrees that it will use its commercially reasonable efforts to file the U.S. Prospectus Supplement and make any other filings with the SEC in order to register for sale the Offered Securities, Warrant Shares, Agent Option, Agent Units and the underlying securities thereto, with such filing to be completed and effective at or prior to the Time of Closing;

(c)	Other Filings. The Company will make all necessary filings, use its commercially reasonable efforts to obtain all necessary regulatory consents and approvals (if any) and the Company will pay all filing fees required to be paid in connection with the transactions contemplated in this Agreement;

(d)	Press Releases. Subject to compliance with applicable Law, any press release of the Company relating to the Offering will be provided in advance to the Agent, and the Company will use its reasonable commercial efforts to agree to the form and content thereof with the Agent, prior to the release thereof;

(e)	Use of Proceeds. The Company confirms its intention to use the net proceeds from the purchase and sale of the Offered Securities in accordance with the descriptions set forth under the heading “Use of Proceeds” in the Final Prospectus; and

(f)	Standstill Period. The Company hereby agrees that it will not, directly or indirectly, without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), offer to sell, grant any option to purchase or otherwise dispose of (or announce any intention to do so) any additional securities of the Company until 120 days after the Closing Date except for any equity securities which may be issued from time to time pursuant to:

(i)	employee compensation agreements,

(ii)	convertible securities outstanding on November 10, 2020, or

(iii)	a placement of up to $5,000,000 of restricted securities to a single Taiwanese strategic investor to be priced near or above the market price of the Common Shares.

Section 11 Covenants of the Agent

(1)	The Agent hereby covenants as follows:

(a)	Offering Jurisdictions and Offering Price. During the period of distribution of the Offered Securities by or through the Agent, the Agent will offer and sell Offered Securities to the public only in the Qualifying Jurisdictions or where they may lawfully be offered for sale or sold and only at the Unit Offering Price. For the purposes of this subsection, the Agent shall be entitled to assume that the Offered Securities are qualified for distribution in any Qualifying Jurisdiction where a receipt has been obtained from the applicable Securities Commission pursuant to MI 11-102 for the Final Prospectus following the filing of the Final Prospectus.

(b)	Compliance with Securities Laws. The Agent will comply with all Applicable Securities Laws in connection with the offer to sell and the distribution of the Offered Securities in all of the Offering Jurisdictions.

(c)	Completion of Distribution. The Agent will use their commercially reasonable efforts to complete the distribution of the Offered Securities as promptly as possible after the Time of Closing. The Agent will notify the Company when, in the Agent’s opinion, the Agent has ceased the distribution of the Offered Securities, and, within 30 days after completion of the distribution, will provide the Company, in writing, with a certified breakdown of the number of Offered Securities distributed in each of the Qualifying Jurisdictions where that breakdown is required by a Securities Commission for the purpose of calculating fees payable to, or making filings with, that Securities Commission.

Section 12 Closing

(1)	Location of Closing. The Closing will be held at the offices of the Company’s Counsel, in Toronto, Ontario, or electronically, at the Time of Closing or such other place, date or time as may be mutually agreed to.

(2)	Certificates. At the Time of Closing on the Closing Date, subject to the terms and conditions contained in this Agreement, the Company shall duly and validly deliver the Units, in each case in uncertificated form to the Agent as an “instant” or electronic deposit through the systems of CDS Clearing and Depository Services Inc., or in the manner directed by the Agent in writing, in each case registered in the name of “CDS & CO.” or in such other name or names as the Agent may direct the Company, in writing not less than 48 hours prior to the Time of Closing, against payment by the Agent to the Company, at the direction of the Company, in lawful money of Canada, by wire transfer in an amount equal to the aggregate purchase price for the Units being issued and sold hereunder dated on the Closing Date less the Agency Fee, and all of the estimated out-of-pocket expenses of the Agent payable by the Company to the Agent in accordance with this Agreement. Alternatively, if requested by the Agent, at the Time of Closing, the Company shall duly and validly deliver to the Agent definitive certificate representing the Units, and at the Time of Closing, the Company shall duly and validly deliver to the Agent one or more definitive certificate(s) representing the Agent Options and the Advisory Fee Units, in each case registered in such name or names as the Agent may direct the Company in writing not less than 48 hours prior to the Time of Closing. The Company shall upon payment of the purchase price for the Offered Securities, pay the Agency Fee, to the Agent. At the Time of Closing the Company will reimburse the Agent for all reasonable estimated expenses incurred up to the Closing Date, including the reasonable fees and disbursements of the Agents’ Counsel (to a maximum of $225,000, exclusive of disbursements and HST), and reasonable expenses incurred by the Agent related to marketing road shows (including travel expenses, hotel accommodations and meals), printing costs and such other expenses incurred by the Agent as are necessary and reasonable in connection with the Offering, subject to any adjustment when such actual expenses are finally determined, in accordance with Article 18 hereof.

Section 13 Over-Allotment Option Closing

(1)	Closing. In the event that the Over-Allotment Option is exercised by the Agent and any of the Over-Allotment Securities are purchased by the Agent, payment of the purchase price for, and delivery of certificates for, such Over-Allotment Securities shall be made at the offices mentioned in Section 12 above, or at such other place as shall be agreed upon by the Agent and the Company, on the Over-Allotment Closing Date as specified in the written notice from the Agent to the Company giving notice of the exercise of the Over-Allotment Option.

(2)	Payments and Certificates. At the Time of Closing, if any, for the exercise of the Over- Allotment Option, subject to the terms and conditions contained in this Agreement, the Company shall deliver to the Agent the Common Shares and the Warrants comprising the Over-Allotment Securities and any additional Agent Options against payment of the aggregate applicable purchase price at the direction of the Company, in lawful money of Canada, by wire transfer dated on the Closing Date payable to the Company. The Company will, at the Time of Closing and upon such payment of the aggregate applicable purchase price to the Company, make payment in full of the Agency Fee in respect of the Over-Allotment Securities, and the estimated remaining expenses of the Agent in accordance with this Agreement, which shall be made by the Company directing the Agent to withhold the Agency Fee in respect of the Over-Allotment Securities and the remaining estimated expenses of the Agent from the payment of the aggregate applicable price. Certificates shall be registered in the name of CDS & Co. or in such other name or names as the Agent may request.

Section 14 Compensation of the Agent

In return for the Agent’s services, including acting as the Company’s agent in arranging for the sale of the Offered Securities, acting as financial advisor to the Company, assisting it in the preparation of the Offering Documents and performing administrative work in connection with the sales of the Offered Securities, the Company shall:

(a)	pay to the Agent at each Time of Closing, a cash commission equal to 8% of the aggregate gross proceeds of the Offered Securities then being purchased (the “Agency Fee”); and

(b)	issue the Agent such number of non-transferable compensation options (the “Agent Options”) as is equal to 8% of the number of Units then being purchased. Each Agent Option will be exercisable for one unit (an “Agent Unit”) at an exercise price of the Unit Offering Price. Each Agent Option will be exercisable until the third anniversary of the Closing Date.

Each Agent Unit will consist of one Common Share and one Common Share purchase warrant (each an “Agent Unit Warrant”). The Agent Unit Warrants will be issued under the Warrant Indenture, and have the same attributed as the Warrants to be comprised in the Units.

Section 15 Termination Rights

(1)	All terms and conditions set out in this Agreement shall be construed as conditions and any breach or failure by the Company to comply with any such conditions in favour of the Agent shall entitle the Agent to terminate their obligation to purchase any Offered Securities made by Purchasers and any obligations of affiliates, by written notice to that effect given to the Company prior to the applicable Time of Closing. The Company shall use its commercially reasonable efforts to cause all conditions in this Agreement to be satisfied. It is understood that the Agent may waive, in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to their rights in respect of any subsequent breach or non-compliance, provided that to be binding on the Agent, any such waiver or extension must be in writing.

(2)	In addition to any other remedies which may be available to the Agent in respect of any default, act or failure to act, or non-compliance with the terms of this Agreement by the Company, the Agent shall be entitled, at their option, to terminate and cancel, without any liability on the part of the Agent or the Purchasers, their obligations under this Agreement to purchase any Offered Securities and any obligations of affiliates, by giving written notice to the Company at any time at or prior to the Time of Closing on the applicable Closing Date:

(a)	if a general moratorium on commercial banking activities in Canada or the United States should be declared by the relevant authorities, or if, in relation to the Company, any inquiry, investigation or other proceeding (whether formal or informal) is commenced, threatened or announced, or any order or ruling is issued by any exchange or market, or any other regulatory authority in Canada or the United States, or if any law or regulation under or pursuant to any statute of Canada or of any province thereof or of the United States or any state or territory thereof is promulgated or changed, which moratorium, inquiry, investigation, proceeding, order, ruling, law or regulation, in the reasonable opinion of the Agent, operates to prevent or materially restrict trading of the Offered Securities or the distribution of the Offered Securities or would reasonably be expected to have a Material Adverse Effect, including as to the market price or value of the Common Shares;

(b)	if, after the date hereof and prior to the applicable Time of Closing, the state of financial markets in Canada or the United States or elsewhere where it is planned to market the Offered Securities is such that, in the reasonable opinion of the Agent, the Offered Securities cannot be marketed profitably;

(c)	if, in the reasonable opinion of the Agent, a material change or a change in any material fact or a new material fact arises that could reasonably be expected to have a Material Adverse Effect, including as to the market price or value of the Common Shares;

(d)	there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence (including, without limitation, any natural catastrophe, any outbreak or escalation of war, hostilities or terrorism, any declared pandemic of a serious contagious disease, or national emergency or similar event) or any new Law or regulation is enacted (including a change in any existing Law or regulation), inquiry or other occurrence of any nature whatsoever (including the COVID-19 outbreak, to the extent that there is any material adverse development related thereto, or similar event or the escalation thereof) or any other event, action or occurrence of any nature whatsoever which, in the reasonable opinion of the Agent, materially and adversely affects or may materially and adversely affect the financial markets in Canada or the U.S. generally or the consolidated business, affairs or capital of the Company;

(e)	if at any time prior to the applicable Time of Closing, the Agent is not satisfied, acting reasonably, with the results of any due diligence investigations and examinations with respect to the Company conducted by or on behalf of the Agent subsequent to the date hereof related to matters which have not been disclosed to the Agent prior to the date hereof;

(f)	if the Company fails to file the Final Prospectus, and obtain a receipt therefor, within the time limit set forth in this Agreement; or

(g)	if the Company is in material breach of any term, condition or covenant of this Agreement, or any representation or warranty given by the Company in this Agreement becomes or is materially false.

(3)	If the obligations of the Agent are terminated under this Agreement pursuant to these termination rights, the liability of the Company to the Agent shall be limited to the obligations under Section 16, Section 17 and Section 18.

Section 16 Indemnity

(1)	The Company covenants and agrees to protect, indemnify, and save harmless, the Agent, and its directors, officers, employees, affiliates and agents and each Person, if any, who controls the Agent (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”), against all losses (other than loss of profits), claims, damages, suits, liabilities, costs, or expenses (collectively, a “Claim”) caused or incurred, whether directly or indirectly, by reason of:

(a)	any information or statement (except for statements relating solely to the Agent and furnished by them specifically for use in the Preliminary Prospectus, Amended and Restated Preliminary Prospectus and Final Prospectus) contained in the Offering Documents, which at the time and in the light of the circumstances under which it was made contains or is alleged to contain a misrepresentation or any misstatement of a material fact;

(b)	the omission or alleged omission to state in the Offering Documents, or any certificate of the Company delivered hereunder or pursuant hereto, any material fact (other than a material fact relating solely to the Agent) required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances in which it was made;

(c)	any order made, or inquiry, investigation or proceeding commenced by any securities regulatory authority or other competent authority based upon any misrepresentation, untrue statement or omission or alleged untrue statement or omission in the Offering Documents, (except for information and statements relating solely to the Agent and furnished by them specifically for use in the Preliminary Prospectus, Amended and Restated Preliminary Prospectus and Final Prospectus, or an omission relating solely to the Agent) that prevents or restricts the trading in any of the Company's securities or the distribution of any of the Offered Securities in any of the Qualifying Jurisdictions;

(d)	the Company not complying with any requirement of Canadian Securities Laws, any U.S. federal or state securities laws (including the U.S. Securities Act) or the securities laws of any other jurisdictions in which the Offered Securities were offered; or

(e)	any material breach of a representation or warranty of the Company contained in this Agreement or the failure of the Company to comply in any material respect with any of its obligations hereunder.

(2)	If any matter or thing contemplated by this section shall be asserted against any Indemnified Party in respect of which indemnification is or might reasonably be considered to be provided, such Indemnified Party will notify the Company as soon as possible of the nature of such Claim (provided that omission to so notify the Company will not relieve the Company of any liability that it may otherwise have to the Indemnified Party hereunder, except to the extent the Company is prejudiced by such omission) and the Company shall be entitled (but not required) to assume the defence of any suit brought to enforce such Claim; provided, however, that the defence shall be through legal counsel reasonably acceptable to such Indemnified Party and that no settlement may be made by the Company or such Indemnified Party without the prior written consent of the other, such consent not to be unreasonably withheld or delayed.

(3)	In any such Claim, such Indemnified Party shall have the right to retain other legal counsel to act on such Indemnified Party's behalf, provided that the fees and disbursements of such other legal counsel shall be paid by such Indemnified Party, unless: (i) the Company and such Indemnified Party mutually agree to retain other legal counsel; (ii) the Company has not assumed the defence of and employed counsel within 30 days after receiving notice of any such Claim; or (iii) the representation of the Company and such Indemnified Party by the same legal counsel would, in the opinion of such counsel, be inappropriate due to actual or potential differing interests, in which event such fees and disbursements shall be paid by the Company to the extent that they have been reasonably incurred; provided that in no circumstances will the Company be required to pay the fees and expenses of more than one set of legal counsel for all Indemnified Parties.

(4)	To the extent that any Indemnified Party is not a party to this Agreement, the Agent shall obtain and hold the right and benefit of this section in trust for and on behalf of such Indemnified Party.

(5)	The rights contained in this section shall not enure to the benefit of any Indemnified Party if the Agent was provided with a copy of any amendment or supplement to the Offering Documents which corrects any misrepresentation, untrue statement or omission or alleged misrepresentation, untrue statement or omission that is the basis of a Claim by a party against such Indemnified Party and that is required, under the Applicable Securities Laws, to be delivered to such party by the Agent, and such amendment or supplement was not distributed by the Agent in a timely fashion.

(6)	The Company shall not be liable under this section to the extent that any such Claim arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission or misrepresentation or alleged misrepresentation made in any Offering Document in reliance upon and in conformity with written information concerning the Agent furnished to the Company by the Agent in writing specifically for use therein, contained in the Offering Documents.

(7)	The Company shall not be liable under this section for any settlement of any Claim or action effected without its prior written consent, which shall not be unreasonably withheld or delayed.

(8)	The foregoing indemnity shall cease to apply if and to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that such Claims to which the Indemnified Party may be subject were caused by the negligence, bad faith, fraud, fraudulent misrepresentation or willful misconduct of the Indemnified Party.

Section 17 Contribution

In the event that the indemnity provided for in Section 16 is declared by a court of competent jurisdiction to be illegal or unenforceable as being contrary to public policy or for any other reason, the Agent and the Company shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities of the nature provided for above such that the Agent shall be responsible for that portion represented by the percentage that the portion of the Agency Fee payable by the Company to such Agent bears to the gross proceeds realized by the Company from the Offering, whether or not the Agent have been sued together or separately, and the Company shall be responsible for the balance; provided that, in no event, shall an Agent be responsible for any amount in excess of the portion of the Agency Fee actually received by such Agent. In the event that the Company, or any of them may be held to be entitled to contribution from the Agent under the provisions of any statute or law, the Company shall be limited to contribution from an Agent in an amount not exceeding the lesser of: (a) the portion of the full amount of losses, claims, costs, damages, expenses or liabilities giving rise to such contribution for which such Agent is responsible; and (b) the amount of the Agency Fee actually received by such Agent. Notwithstanding the foregoing, a person guilty of negligence, bad faith, fraud, fraudulent misrepresentation or willful misconduct shall not be entitled to contribution from any other party. Any party entitled to contribution will, promptly after receiving notice of commencement of any Claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this section, notify such party or parties from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any obligation it may have otherwise under this section, except to the extent that the party from whom contribution may be sought is prejudiced by such omission. The right to contribution provided herein shall be in addition and not in derogation of any other right to contribution which the Agent may have by statute or otherwise by law.

Section 18 Expenses

Whether or not the transactions contemplated by this Agreement shall be completed, all expenses of or incidental to the issue, sale and delivery of the Offered Securities and all expenses of or incidental to all other matters in connection with the transactions set out in this Agreement shall be borne directly by the Company including all fees and expenses payable in connection with the qualification of the Offered Securities for distribution, the fees relating to listing of the Offered Securities on any exchange, translation costs, filing fees, all fees and disbursements of the Company’s Counsel, accountants and auditors, and local counsel, all reasonable fees and disbursements of the legal counsel to the Agent (with respect to the Agent’s Canadian legal counsel, to a maximum of $225,000, exclusive of disbursements and HST), the reasonable fees and expenses relating to the marketing of the Offered Securities (including “road shows”, marketing meetings and marketing documentation) and all reasonable out-of-pocket expenses of the Agent including all travel expenses in connection with due diligence and marketing and all costs incurred in connection with the preparation, printing and mailing of the Offering Documents. The Company shall also be responsible for any exigible Harmonized Sales Tax on the foregoing amounts. The Company covenants and agrees to fully reimburse the Agent from time to time for all such reasonable expenses as soon as practical following the receipt by the Company of one or more invoices.

Section 19 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without reference to conflicts of law rules. The parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario, sitting in the City of Toronto with respect to any disputes related to this Agreement.

Section 20 Survival of Warranties and Representations

The representations, warranties, obligations and agreements of the Company contained in this Agreement and in any certificate delivered pursuant to this Agreement or in connection with the purchase and sale of the Offered Securities shall survive the purchase of the Offered Securities and shall continue in full force and effect unaffected by any subsequent disposition of the Offered Securities or the termination of the Agent’s obligations and shall not be limited or prejudiced by any investigation made by or on behalf of the Agent in connection with the preparation of the Offering Documents, any Prospectus Amendments or the distribution of the Offered Securities. The Agent confirms that it has no actual knowledge of any breach of representation or warranty of the Company.

Section 21 Notices

All notices or other communications by the terms hereof required or permitted to be given by one party to another shall be given by delivery or by electronic transmission to such other party as follows:

(a)	to the Company at:

Logiq, Inc.

85 Broad Street, 16-079

New York, NY

United States

Attention:	Brent Suen
Email:	brent@logiq.com

with a copy (which shall not constitute notice) to:

Miller Thomson LLP
Scotia Plaza

40 King Street West, Suite 5800
Toronto, Ontario M5H 3S1

Attention:	Alexander Lalka
Email:	alalka@millerthomson.com

(b)	to the Agent at:

Research Capital Corporation
199 Bay Street, Suite 4500
Commerce Court West
Toronto, ON M5C 1G2

Attention:	Howard Katz
Email:	HKatz@researchcapital.com

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP
Suite 5300, Box 48
Toronto-Dominion Bank Tower
Toronto, Ontario M5J 1E6

Attention:	Gary Litwack
Email:	glitwack@mccarthy.ca

and if so given, any such notice, direction or other instrument, if delivered personally, will be deemed to have been given and received on the day on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument will be deemed to have been given and received on the first Business Day next following such day, and if transmitted by email, will be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted after the end of normal business hours then the notice, direction or other instrument will be deemed to have been given and received on the first Business Day next following the day of such transmission. Any party may, at any time, give notice in writing to the others in the manner provided for above of any change of address.

Section 22 Market Stabilization

In connection with the Offering, the Agent may effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those that might otherwise prevail in the open market, provided that any such transactions are in accordance with the Universal Market Integrity Rules. Such transactions, if commenced, may be discontinued at any time.

Section 23 Agency Counterparts/Electronic Signatures

This Agreement may be executed by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The transmission by pdf of a copy of the execution page hereof reflecting the execution of this agreement by any party hereto shall be effective to evidence that party’s intention to be bound by this Agreement and that party’s agreement to the terms, provisions and conditions hereof, all without the necessity of having to produce an original copy of such execution page.

Section 24 Time Of The Essence

Time shall be of the essence in this Agreement.

Section 25 Severability

If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, such void or unenforceable provision shall not affect or impair the validity of any other provision of this Agreement and shall be severable from this Agreement.

Section 26 Entire Agreement

Except as provided otherwise in this section, this Agreement constitutes the entire agreement between the Agent and the Company relating to the subject matter hereof and supersedes all prior agreements between the Agent and the Company, including the engagement letter between the Agent and the Company dated November 10, 2020, as amended (the “Engagement Letter”). Notwithstanding the foregoing, the Company and the Agent hereby agree that sections (e), (i) and (n) of the Engagement Letter are intended to remain in full force and effect in accordance with their terms.

Section 27 Conflict of Interest

The Company: (i) acknowledges and agrees that the Agent has certain statutory obligations as registrants under the Canadian Securities Laws and have fiduciary relationships with their respective clients; and (ii) consents to the Agent acting hereunder while continuing to act for their respective clients. To the extent that the Agent' statutory obligations as registrant under the Canadian Securities Laws or fiduciary relationships with their respective clients conflict with their obligations hereunder, the Agent shall be entitled to fulfill their statutory obligations as registrant under the Canadian Securities Laws and their fiduciary duties to their respective clients. Nothing in this Agreement shall be interpreted to prevent the Agent from fulfilling their statutory obligations as registrant under the Canadian Securities Laws or to satisfy their fiduciary duties to their clients.

Section 28 Announcements

(1)	Prior to the Time of Closing, neither the Company nor the Agent will make any public announcement concerning this Agreement or the Offering, except if the other party has consented to such announcement or the announcement is required by applicable Laws or stock exchange rules and such announcement complies with applicable Laws. In such event, the party proposing to make the announcement will provide the other party with a reasonable opportunity to review a draft of the proposed announcement and an opportunity to provide comments thereon.

(2)	If so requested by the Agent, the Company shall include a reference to the Agent and their role in any press release or other public communication issued by the Company for a period of 12 months from the Closing Date as long as such reference complies with applicable Laws. If the Offering is successfully completed, the Agent shall have the right to place advertisements in financial and other newspapers and journals and presentations, at its own expense, describing its services to the Company hereunder and, in that regard, shall have the right to include therein the name and corporate logo of the Company.

(3)	Notwithstanding the foregoing, nothing contained in this section shall prevent the Company from issuing a press release forthwith in the event that counsel advises that it is necessary in order to comply with Applicable Securities Laws or the rules or policies of the NEO Exchange or the OTC.

[THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties have executed this Agreement.

LOGIQ, INC.

Per:
Name:
Title:

RESEARCH CAPITAL CORPORATION

Per:
Name: Howard Katz
Title: Managing Director